Exhibit 99.1

NOTICE OF EXERCISE OF WARRANTS
TO THE CERTIFICATE HOLDERS OF
FIXED INCOME TRUST FOR GOLDMAN
 SACHS SUBORDINATED NOTES SERIES 2011-1
 (CUSIP NO. 33834B207)*

NOTICE IS HEREBY GIVEN that,  pursuant to the terms of the Warrant Agreement, dated as of October 14, 2011, (the “Agreement”) between  Fixed Income Client Solution  (the “Depositor”) and The Bank of  New York Mellon, as Warrant Agent (the “Warrant Agent”). Pursuant to Section 1.1(a) (i) of the Agreement, the Warrant Agent has received a notice of exercise from the holder of the warrants to purchase all of the 6.75% Subordinated Notes due 2037 issued by The Goldman Sachs Group, Inc. (the “Underlying Securities”) held by the Trust, and in connection with such exercise, the aggregate outstanding amount of the Trust’s 6.75% Callable Class A Certificates
(the “Securities”) will be redeemed.

The date fixed for the exercise is October 3, 2016 (the “Exercise Date”).  On the Exercise Date 1,000,000
of the Securities will become due and payable at a redemption price equal to $25.00 for each security being exercised plus accrued and unpaid interest up to, and including, the Exercise Date (the “Redemption Price”).  From and after the Exercise Date, the Securities being redeemed will cease to bear interest, and your only remaining right is to receive payment of the Redemption Price upon surrender of the Securities to the Warrant Agent.

To receive payment of the Redemption Price for the Securities held by you, you must surrender your Securities to the Warrant Agent at the following address:

By Mail or Hand Delivery
The Bank of New York Mellon
111 Sanders Creek Parkway
East Syracuse, New York 13057
Attn: Debt Processing Group

The method of delivery of the Securities to the Warrant Agent is at your option and risk, but, if mail is used, registered mail is suggested.  Payment of the Exercise Price will be remitted promptly following the Exercise Date and the receipt of the Securities by the Warrant Agent.

Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required by the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), unless the Warrant Agent has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee.  Please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your securities.

Certificateholders of the Securities who have questions or wish to discuss the exercise may contact The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, Bondholder Relations (800) 254-2826.

*The CUSIP number listed above is for information purposes only.  Neither the Trustee, the Depositor, nor the Warrant Agent shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness on the Securities or as indicated in any exercise notice.

By: The Bank of New York Mellon, as Trustee

Dated: September 20, 2016